Exhibit 10.18

November 16, 2011

Mr. Warren Jenson

Re:	Terms of Separation

Dear Warren:

This letter confirms the agreement between you and Silver Spring Networks, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a release of claims.

1. Separation Date: November 16, 2011 is your last day of employment with the Company (the “Separation Date”).

2. Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on the Separation Date, the Company provided you a final paycheck in the amount of $29,447.25 for all wages, salary, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date, as well as a separate check in the amount of $175,000, less applicable deductions and withholdings, for full payment of your 2011 target bonus. By signing below, you acknowledge that the Company does not owe you any other amounts except as expressly set forth herein.

3. Separation Compensation: In exchange for your agreement to the waiver of claims set forth in paragraph 7, below, the Company agrees to:

(a) pay you three hundred fifty thousand dollars ($350,000), less applicable state and federal payroll deductions, which constitutes twelve (12) months of your regular base salary (such payment will be made in pro rata installments over twelve (12) months through the Company’s payroll system);

(b) reimburse any premium payments you make to continue your existing health insurance coverage under COBRA (or pursuant to another means of obtaining coverage substantially comparable to the coverage provided to you prior to the termination) for up to twelve (12) months following the Separation Date; provided that the Company’s obligation to make these payments will cease immediately if you become eligible for equivalent health benefits at the expense of another employer; and

(c) accelerate the vesting of the equity grants previously granted to you by the Company as to one-half of the number of unvested shares as of the Separation Date (as reflected in the attached vesting schedule), with such acceleration being effective on the Effective Date (as

555 Broadway Street, Redwood City, California 94063

defined in paragraph 17 below). The remaining unvested equity grants will expire on the Separation Date and any unvested shares of Common Stock will be immediately forfeited to the Company pursuant to the terms of the applicable Stock Grant Agreement and Stock Transfer Agreement. On the Effective Date, your vested stock options, including such options that vest pursuant to this subparagraph (d) may be exercised at any time until July 23, 2012, or earlier in the event of certain corporate transactions described in Section 9.2 of the Company’s 2003 Stock Option Plan. Although it is under no obligation to do so, the Company may, at its sole discretion and pursuant to an agreement signed by both parties, elect to extend the period of exercise until November 16, 2012. To the extent a stock option is intended to qualify as an Incentive Stock Option pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) it will cease to do so to the extent required by law. You will remain bound by the Company’s 2003 Stock Option Plan, the applicable Stock Option Agreements, Stock Grant Agreement, and Stock Transfer Agreement evidencing your equity awards.

The payments described in subparagraph (a) above will commence on the 60th day after the Separation Date and will be retroactive to the Separation Date provided the release is effective pursuant to paragraph 17 of this Agreement. By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph 3 in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation. You further acknowledge that this Agreement satisfies fully the Company’s obligations to provide you with severance benefits under your June 17, 2008 offer letter. Notwithstanding the foregoing, if you fail to materially comply with any provisions of the confidentiality agreements described in paragraph 6 of this Agreement or the nondisparagement provisions set forth in paragraph 9 of this Agreement, then you will have no further rights to the benefits described in this paragraph 3 and the Company shall retain all other remedies under this Agreement.

4. Lock-Up Letter: In consideration for the extension of time in which to exercise your vested stock options as set forth in subparagraph 3(c) above and the lump-sum bonus payment set forth in paragraph 2 above, you agree to execute a lock-up letter contemporaneously with the execution of this Agreement. The lock-up letter shall be identical in all matters as to the lock-up letter you previously signed, except with respect to clause (c) of the second-to-last paragraph.

5. Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

6. Confidential Information: You hereby acknowledge that you are bound by the attached Confidential Information and Invention Assignment Agreement dated July 15, 2008. In addition, as a condition to the effectiveness of this Agreement, you must sign, date, and return the attached Employee Confidential Information and Invention Assignment Agreement, which you will also remain bound by following the Separation Date. By signing below, you confirm that you will hold all Confidential Information (as defined in the foregoing agreements) in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof.

7. Mutual Release of Claims: The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit sharing, stock options, equity, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company. In consideration for the payments and other promises and undertakings contained in this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (collectively, the “Releasees”), of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Company at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, equity, stock options, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; any and all causes of action, including but not limited to actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any federal, state or local law or statute, including, but not limited to, the California Fair Employment and Housing Act; Business and Professions Code 17200; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Fair Labor Standards Act; the Employee Retirement and Income Security Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code; the California Civil Code; the California Constitution; and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation, claims for wages, hours, benefits, compensation, and any and all claims for attorneys’ fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws.

This Agreement does not waive rights or claims under federal or state law that you cannot, as a matter of law, waive by private agreement, such as a right of indemnification under Labor Code Section 2802 or as otherwise set forth in this paragraph 7. Additionally, nothing in this Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission. However, while you may file a charge and participate in any proceeding conducted by the Equal Opportunity Commission, by signing this Agreement, you waive your right to bring a lawsuit against the Company and waive your right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission.

The Company, on behalf of itself and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present directors, officers, employees, and agents, only in their capacity as directors, officers, employees or agents of the Company, hereby completely releases you and your representative and assigns from all claims of any kind, known and unknown, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date this Agreement is signed which Company may now have or have ever had against you, or arising out of the Company’s relationship with you, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction, other than those claims arising out of your obligations as set forth in this Agreement, and other than, as to your continuing obligations under your equity awards, and other than your continuing obligations under that certain Confidentiality Information and Invention Assignment Agreement and Employee Confidential Information and Invention Assignment Agreement and your other continuing obligations and duties to assign inventions and other property to the Company, to assist the Company in connection therewith and to maintain the Company’s confidential information in strict confidence. Moreover, you will continue to be indemnified for actions taken while employed by the Company to the same extent as other then-current officers of the Company under the Company Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between you and the Company (or any successor thereto), and you will continue to be covered by the Company directors and officers liability insurance policy as in effect from time to time to the same extent as other then-current officers of the Company, in all cases subject to the requirements of the laws of the State of Delaware.

8. Release of Unknown Claims. You and the Company acknowledge that each party has read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Each party hereby knowingly, intentionally, and expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to each party’s release of any unknown or unsuspected claims they may have against the other party.

9. Nondisparagement: You agree that you will not disparage the Company or its products, services, directors, officers, employees, agents, shareholders, representatives, attorneys, affiliates, successors or assigns with any written or oral statement. The Company agrees that it will not disparage you, your character, or your reputation with any written or oral statement. Nothing in this Section 9 shall prohibit either party from providing truthful information in response to a subpoena or other legal process.

10. Legal and Equitable Remedies: You agree that both you and Releasees have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies either you or Releasees may have at law or in equity for breach of this Agreement.

11. Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your spouse, accountant, or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

12. No Admission of Liability: This Agreement is not and shall not be construed or contended by the parties to be an admission or evidence of any wrongdoing or liability on the part of the parties, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

13. Cooperation: You agree to make yourself reasonably available to the Company for interview, deposition, and/or as a witness at trial, and/or, at the election of the Company, to provide a sworn statement, for any legal matters or disputes about which you may have knowledge of any relevant facts. Importantly, nothing in this Agreement shall be construed in any way to limit or otherwise influence the scope or nature of your testimony in such proceedings or to discourage you in any way from providing testimony which is honest and sincere criticism of any of the Company’s policies or practices.

14. Entire Agreement: This Agreement constitutes the entire Agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than your Indemnification Agreement with the Company, the confidentiality agreements referred to in paragraph 6 above and the equity award agreements referred to in paragraph 3, where such equity awards are modified only to the extent necessary to give effect to the terms of this Agreement. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

15. Modification: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.

16. Section 409A: To the extent applicable, this Agreement is intended to comply with Section 409A of the Code, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. The Company and you agree that the Company shall, with your written consent, have the power to adjust the timing or other details relating to the payments described in this Agreement if the Company determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A. Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this Agreement in any other calendar year, and the right to such benefits, perquisites and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(l)(iv) or any successor thereto. Further, in the case of reimbursement payments, such payments shall be made to you on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

17. Review of Separation Agreement: You understand that pursuant to the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”) you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document. This Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement has been executed by me (the “Effective Date”).

18. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Silver Spring Networks, Inc.

By:	/s/ Amy Cappellanti-Wolf
Amy Cappellanti-Wolf, Chief Human Resources Officer

READ, UNDERSTOOD AND AGREED:

Signature:	/s/ Warren Jenson	Date:	18 Nov 2011
Warren Jenson